Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009
RESULTS
Annual net revenue grows 8%
Minneapolis — March 03, 2010 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the period ended December 31, 2009. Net revenues for the three and twelve months ended December 31, 2009 were $4,781,000 and $16,442,000, respectively, compared to $4,168,000 and $15,156,000 for the same respective periods in the prior year. The Company also announced net income before taxes for the three and twelve months ended December 31, 2009 of $612,000 and $959,000, respectively, compared to $481,000 and $499,000 for the three and twelve months ended December 31, 2008, respectively. Net income as reported was $3,111,000, or $0.66 per basic share and $0.64 per diluted share, for the quarter ended December 31, 2009, compared to net income of $480,000, or $0.10 per basic and $0.10 per diluted share, in the fourth quarter of 2008. For the year ended December 31, 2009, net income was $3,453,000, or $0.74 per basic and $0.72 per diluted share, compared to net income of $491,000, or $0.11 per basic and $0.10 per diluted share, for the comparable 2008 period. The increase in net income for the three and twelve months ended December 31, 2009 is primarily due to a non-recurring tax benefit relating to a reduction in our deferred tax valuation allowance of $2,564,000. As of December 31, 2008, we had recorded a valuation allowance against all of our net deferred tax assets for net operating loss carry-forwards. Based on operating results in recent years and the strong sales during the fourth quarter of 2009, we determined that it had become more likely than not that we would realize $2,564,000 of our net deferred tax assets, and reversed that amount of our valuation allowance.
SmartMusic® subscriptions increased to 133,782 as of December 31, 2009, a 26% increase over December 31, 2008. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the Company’s revenue and was $1,105,000 in the quarter ended December 31, 2009, a 24% increase over subscription revenue of $888,000 in the quarter ended December 31, 2008. For the twelve months ended December 31, 2009, subscription revenue increased 27% to $3,945,000. Total SmartMusic revenue, including accessories, was $5,014,000 for the year ended December 31, 2009 and $4,070,000 for the year ended December 31, 2008.

MakeMusic, Inc. Fourth Quarter and Fiscal Year 2009 Results / December 31, 2009

The following table illustrates the net new SmartMusic subscription data for the twelve months ended December 31, 2009:

						Net New
						Subscriptions
						12 months
12/31/2008	New	Renewed	Renewal	Subscriptions	12/31/2009	ended
Subscriptions	Subscriptions	Subscriptions	Rate	Ended	Subscriptions	12/31/2009
106,584	60,443	79,578	71%	112,823	133,782	27,198
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.
Total SmartMusic educator accounts reached 9,269 as of December 31, 2009, a 1% increase over the 9,185 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment increased 29% from 1,436 as of December 31, 2008 to 1,857 as of December 31, 2009. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 886 as of December 31, 2009, and the average number of student subscriptions per Gradebook teacher was 50. As of December 31, 2008, we reported 601 Gradebook teachers and an average number of student subscriptions per teacher of 44. The Gradebook teacher growth reflects a 47% annual increase. The number of SmartMusic site licenses totaled 322 as of December 31, 2009 compared to 203 at December 31, 2008. Finally, the Company released 759 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in 2009.
Commenting on fourth quarter and 2009 results, CEO Ron Raup stated, “We were pleased with our 2009 operating results, especially when viewed in light of the current U.S. and world economic conditions. SmartMusic subscriptions grew 26% year over year and we were encouraged by the strength of SmartMusic renewal rates — which exceeded 70% in 2009. We attribute this increase both to product enhancements and to improved management of customer relationships.”
Notation revenue for the three and twelve months ended December 31, 2009 was $3,110,000 and $10,617,000, respectively, compared to $2,747,000 and $10,289,000 for the same respective periods in the prior year. The increase in notation revenue is due to sales of Finale NotePad®, which we began charging for in October 2008, and stronger direct sales of our Finale Academic products and downloads offset by reductions in our channel sales.

MakeMusic, Inc. Fourth Quarter and Fiscal Year 2009 Results / December 31, 2009

Gross profit for the three- and twelve-month periods ended December 31, 2009 was $3,943,000, or 82% of sales, and $13,844,000, or 84% of sales, respectively, compared to $3,463,000, or 83% of sales, and $12,776,000, or 84% of sales, respectively, in the corresponding periods of 2008.
Operating expenses for the fourth quarter of 2009 were $3,347,000, a 12% increase over the $2,990,000 reported in the same period last year. Operating expenses for the fiscal year 2009 were $12,956,000, an increase of $620,000, or 5%, over 2008. These planned increases, primarily in development, were the result of increased personnel and contract labor costs to achieve numerous product development goals. General and administrative expenses also increased due to prior year sales tax expenses of $503,000, which had not previously been collected from our customers in certain states.
Cash and cash equivalents increased to $8,943,000 at December 31, 2009 from $6,592,000 at the end of 2008. This increase is primarily due to the increase in deferred revenue from SmartMusic subscriptions.
“Our notation business in the fourth quarter was stronger than expected due to increased sales through on-line retailers as well as through e-commerce marketing initiatives that contributed to improved direct sales,” stated Ron Raup, MakeMusic CEO. “As a result of the growth in SmartMusic revenue and fourth quarter notation sales, we ended the year with an improved net income and a strong cash position. Moving forward, we plan to expand our sales and marketing initiatives including increasing the size of our sales team. Correspondingly, we plan to limit increases in development spending.”
The Company will be holding its annual meeting of shareholders in August 2010 in Minneapolis. The date of the annual meeting of shareholders has been scheduled for later in the year to more closely align with our product release and business cycles.
The Company will be hosting a conference call today, March 3, 2010 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 57261794.
A replay of the conference call will be available through March 12, 2010. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic Gradebook™, the web-based student grading and records management system. Further information about the Company can be found at www.makemusic.com.

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our beliefs with respect to realization of deferred tax assets, anticipated expansion of our sales and marketing initiatives, our intent to reduce development spending, and the timing of our annual meeting of shareholders. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the risk of inaccurate assumptions and estimates relating to net operating loss carry-forwards, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except per share data)

	3 Months		12 Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Notation revenue	$3,110	$2,747	$10,617	$10,289
SmartMusic revenue	1,422	1,197	5,014	4,070
Other revenue	249	224	811	797

NET REVENUE	4,781	4,168	16,442	15,156

COST OF REVENUES	838	705	2,598	2,380

GROSS PROFIT	3,943	3,463	13,844	12,776

OPERATING EXPENSES:
Development expenses	1,353	1,167	5,081	4,633
Selling and marketing expenses	965	953	4,139	4,318
General and administrative expenses	1,029	870	3,736	3,385

Total operating expenses	3,347	2,990	12,956	12,336

INCOME FROM OPERATIONS	596	473	888	440

Other, net	16	8	71	59

Net income before income tax	612	481	959	499

Income tax expense (benefit)	(2,499)	1	(2,494)	8

Net Income	$3,111	$480	$3,453	$491

Income per common share:
Basic	$0.66	$0.10	$0.74	$0.11
Diluted	$0.64	$0.10	$0.72	$0.10
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MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share data)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$8,943	$6,592
Accounts receivable (net of allowance of $33 and $44 in 2009 and 2008, respectively)	1,277	1,397
Inventories	386	465
Deferred income taxes, net	1,587	—
Prepaid expenses and other current assets	294	293

Total current assets	12,487	8,747

Property and equipment, net	533	673
Capitalized software products, net	2,645	2,631
Goodwill	3,630	3,630
Deferred income taxes, net	977	—
Other non-current assets	6	10

Total assets	$20,278	$15,691

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$61	$56
Accounts payable	726	373
Accrued compensation	1,167	1,170
Other accrued liabilities	297	302
Post contract support	132	146
Reserve for product returns	414	382
Deferred revenue	2,913	2,336

Total current liabilities	5,710	4,765

Capital lease obligations, net of current portion	30	76
Other long term liabilities	8	39

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,756,891 and 4,635,529 in 2009 and 2008, respectively	48	46
Additional paid-in capital	65,980	65,716
Accumulated deficit	(51,498)	(54,951)

Total shareholders’ equity	14,530	10,811

Total liabilities and shareholders’ equity	$20,278	$15,691

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MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$3,453	$491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	943	876
(Gain) Loss on disposal of property and equipment	(7)	21
Deferred income taxes, net	(2,564)	—
Share based compensation	300	400
Net change in operating assets and liabilities:
Accounts receivable	121	94
Inventories	79	(133)
Prepaid expenses and other current assets	(1)	(73)
Accounts payable	353	(54)
Accrued liabilities and product returns	(21)	95
Deferred revenue	577	634

Net cash provided by operating activities	3,233	2,351

Cash flows from investing activities
Purchases of property and equipment	(227)	(359)
Proceeds from disposal of property and equipment	9	—
Capitalized software development	(570)	(1,684)

Net cash used in investing activities	(788)	(2,043)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	86	300
Payments of redemption of stock	(121)	—
Payments on capital leases	(59)	(57)

Net cash provided by (used in) financing activities	(94)	243

Net increase in cash and cash equivalents	2,351	551
Cash and cash equivalents, beginning of year	6,592	6,041

Cash and cash equivalents, end of year	$8,943	$6,592

Supplemental disclosure of cash flow information
Interest paid	$10	$13
Income taxes paid	5	8
Other non-cash investment and financing activities
Equipment acquired under capital lease	18	—
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